Immediate
     Daniel  P.  Zoellner
     314/877-7052


                        RALCORP HOLDINGS REPORTS IMPROVED
                       FIRST QUARTER FISCAL 2000 EARNINGS

ST. LOUIS, MO, JANUARY 28, 2000 Ralcorp Holdings, Inc. today reported net sales and net earnings for the first quarter ended December 31, 1999 of $204.9 million and $7.6 million, respectively, compared to $154.9 million and $6.3 million for the same quarter last year. These current year quarter figures represent a 32.3 percent increase in net sales and a 20.6 percent rise in net earnings.

On a diluted earnings per share basis, the Company reported a 20 percent rise for the current year's first quarter to $.24 per share compared to last year's first quarter diluted earnings per share of $.20.


                    NET SALES BY SEGMENT

                              Three Months Ended
                                 December 31,
                              ------------------
                                 1999     1998
                              --------  --------
Ralston Foods                 $   73.8  $   73.0
Bremner                           60.1      44.5
                              --------  --------
  CEREAL, CRACKERS & COOKIES     133.9     117.5
  SNACK NUTS                      54.6      37.4
  MAYONNAISE & DRESSINGS          16.4         -
                              --------  --------
     Total Net Sales          $  204.9  $  154.9
                              ========  ========


               OPERATING PROFIT BY SEGMENT

                             Three Months Ended
                                December 31,
                             ------------------
                                1999      1998
                             --------  --------
CEREALS, CRACKERS & COOKIES  $   16.2  $   13.0
SNACK NUTS                        3.9       3.7
MAYONNAISE & DRESSINGS             .6         -
                             --------  --------
  Total Operating Profit     $   20.7  $   16.7
                             ========  ========

CEREALS,  CRACKERS  &  COOKIES
------------------------------
A comparison of current year quarter sales to prior year quarter sales for the Cereals, Crackers & Cookies segment reflects an improvement of $16.4 million. This significant sales dollar increase can be attributed primarily to the Company's cracker and cookie business, Bremner, which benefited in the current year from a nearly full quarter of results of Ripon Foods, Inc. Ripon Foods, a cookie, sugar wafer and breakfast bar producer, was acquired by Ralcorp on October 4, 1999. In addition to the increase provided by the acquisition, Bremner also recorded improved sales over the prior year's first quarter on the strength of volume gains from the cracker side of its business. Cracker volume increased 7.9 percent. It should be noted that volume gains made in the cracker business were not aided by any acquisition activity.

The Company's ready-to-eat and hot cereal division, Ralston Foods, also showed modest top line growth in the current quarter compared to the same prior year period. The sales improvement recorded in the first quarter of fiscal 2000 is primarily the result of 4.0 percent higher volume in store brand ready-to-eat cereal and a slightly improved product mix. The Company's hot cereal business was basically flat on a sales dollar basis despite volume declines of 1.2 percent. The current year quarter faced a difficult comparison, as the prior year first quarter benefited significantly from volume improvement in hot cereals (+30.0 percent) as well as increased volume requirements of certain copacking arrangements. The primary offset to the improved ready-to-eat volume in the current year's first quarter was a significant decline in volume related to current year copacking activity. Copacking volume declined 40.8 percent when comparing current and prior year first quarters.

From an operating results perspective, the Cereals, Crackers & Cookies segment recorded an operating profit of $16.2 million, a 24.6 percent improvement over the prior year's first quarter. The cereal business recorded operating profit improvement in the current quarter on volume increases in ready-to-eat cereal. Also contributing to the improved operating profit at the Company's cereal division were efforts to aggressively contain, and where possible reduce, the operation's cost structure, while improving production efficiencies. Offsetting a portion of the cereal business operating profit improvement was the previously referenced decline in business related to a specific copacking contract. Bremner made year-over-year operating profit gains on the addition of its Ripon Foods cookie operation, which was not in prior year results. In addition, the pre-existing Bremner operation improved on cracker volume gains in both specialty crackers and saltines, and favorable raw material and packaging supply costs.

Previously, Company management disclosed that a cereal copacking arrangement was terminated effective December 31, 1999 and that short-term results for the Company's cereal operation could be negatively impacted. Management believes it can replace the lost business through new copacking arrangements or organic volume growth. However, any replacement of the lost business may not be immediate and will likely take time to cultivate. Therefore, in assessing the magnitude of the lost copacking business on the current state of operations, it is estimated that diluted earnings per share for the remainder of fiscal 2000 may be negatively impacted in the range of $.08 to $.10 per share. It should be noted, however, that although the level of cereal copacking activity for the Cereals, Crackers & Cookies segment had significantly declined in the current quarter from the same period of the prior year, cereal sales increased modestly and operating profit improved significantly - factors that highlight the sound fundamentals of the Company's on-going, core cereal business.

SNACK  NUTS
-----------
First quarter fiscal 2000 Snack Nut sales increased $17.2 million to $54.6 million. This nearly 46 percent net sales improvement reflects significantly improved organic volumes, as well as a full quarter of operations of Southern
Roasted Nuts of Georgia. Southern Roasted, the Company's third snack nut operation, was acquired in late March 1999.

Ralcorp's Snack Nut segment recorded $3.9 million in operating profit for the first fiscal quarter of 2000, compared to $3.7 million in the prior year. This
5.4 percent improvement in operating profit can be attributed to sharply improved volumes. Unfortunately, the full profit potential of the increased volume was again mitigated by the negative impact of the high cost of cashews - a key commodity ingredient.

MAYONNAISE  &  DRESSINGS
------------------------
Fiscal 2000's first quarter also includes $16.4 million in net sales revenue from the Company's March 1999 acquisition of Martin Gillet, a maker of private label mayonnaise and salad dressings.

The acquisition of Martin Gillet in mid-fiscal 1999 represented the Company's first foray into "wet" foods - mayonnaise and salad dressings. For the first fiscal quarter of 2000, this segment recorded $600 thousand in operating profit. There are, of course, no prior year comparisons for this business.

As part of the effort to integrate this operation into the Ralcorp business portfolio, an extensive cost reduction program has been initiated. As referenced in previous documents issued by the Company, it is anticipated that the benefits of this program will be realized throughout a total estimated time period of 12 to 18 months.

BUSINESS  SEGMENTS  -  COMBINED
-------------------------------
On a combined EBITDA basis (earnings before interest, taxes, depreciation and amortization) the Company recorded $25.1 million in the current year's first quarter, excluding the non-cash equity loss from its Vail Resorts, Inc. investment. This is a 27.4 percent improvement over the "food business" EBITDA in the prior year's first quarter of $19.7 million.

Operations in the Snack Nuts segment are somewhat seasonal, with a higher percentage of sales and operating profits expected to be recorded in the first fiscal quarter. In addition, certain aspects of both the Company's cereal and cracker and cookie businesses are also seasonal in nature. It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.

EQUITY  INTEREST  IN  VAIL  RESORTS,  INC.
------------------------------------------
Ralcorp continues to hold an approximate 21.9 percent equity ownership interest in Vail Resorts, Inc., as of December 31, 1999. For the first fiscal quarter ended December 31, 1999, the Company's equity stake in Vail Resorts resulted in non-cash, pre-tax losses of $4.4 million. Through the first quarter ended December 31, 1998, the Company recorded non-cash, pre-tax equity losses of $4.0 million. Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts' operating results on a two-month time lag. The current and prior year quarter equity losses are based on results involving the historically unprofitable ski months of August through October.

While the current year's equity loss exceeds losses recorded in the prior year, it should also be noted that on January 14, 2000 the management of Vail Resorts announced that anticipated operating results for their second fiscal quarter ending January 31, 2000 and full year ending July 31, 2000 will fall below current consensus analyst expectations. Vail Resorts management attributed this unfavorable outlook to slow millennium period travel patterns across the U.S. and soft pre-Christmas activity caused by poor early season snow conditions.

See attached schedules and notes for additional information on the quarterly results for both years.

NOTE: This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

                                       ###


                               RALCORP HOLDINGS, INC.
                         CONSOLIDATED STATEMENT OF EARNINGS
                         (in millions except per share data)
                                   (unaudited)

                                                       Three Months Ended
                                                          December 31,
                                                   -------------------------
                                                     1999             1998
                                                   --------         --------
Net Sales                                          $  204.9         $  154.9
                                                   --------         --------
Costs and Expenses
  Cost of products sold                               155.5            112.0
  Selling, general and administrative                  25.6             22.3
  Advertising and promotion                             6.2              6.5
  Interest expense, net                                 1.1               -
  Equity in loss of Vail Resorts, Inc.                  4.4              4.0
                                                   --------         --------
                                                      192.8            144.8
                                                   --------         --------
Earnings before Income Taxes                           12.1             10.1
Income Taxes                                            4.5              3.8
                                                   --------         --------
Net Earnings                                       $    7.6         $    6.3
                                                   ========         ========
Basic Earnings per Share                           $    .25         $    .20
                                                   ========         ========
Diluted Earnings per Share                         $    .24         $    .20
                                                   ========         ========
Weighted Average Shares Outstanding - Basic            30.5             31.4

Weighted Average Shares Outstanding - Diluted          31.2             31.9

Notes:

1. The weighted average shares outstanding used to compute earnings per share (basic and diluted) for the quarters ended December 31, 1999 and 1998 are based on the weighted average number of Ralcorp common stock shares outstanding for the periods then ended. In addition, the calculation of diluted earnings per share includes all other common stock equivalents.

2. Operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year.